UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2011

AG Mortgage Investment Trust, Inc.

Maryland	001-35151	27-5254382
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 Park Avenue, 26th floor

New York, New York 10167

(212) 692-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events.

Pursuant to the terms of the Underwriting Agreement, dated June 29, 2011, between AG Mortgage Investment Trust, Inc. (the “Company”), AG REIT Management, LLC, Angelo, Gordon & Co., L.P. (“Angelo, Gordon”) and Deutsche Bank Securities Inc., as representative of the several underwriters (the “Underwriters”), on July 20, 2011 the Underwriters exercised in part their over-allotment option to purchase 800,000 shares of the Company’s common stock (the “Additional Shares”) at $20.00 per share. The over-allotment option to purchase up to an additional 825,000 shares of the Company’s common stock was granted in connection with the Company’s recent initial public offering (“IPO”) of 5.5 million shares. The Company completed the sale of the Additional Shares on July 20, 2011.

As previously disclosed, concurrently with the IPO, the Company completed a private placement, consisting of (i) 3,205,000 units, with each unit consisting of one share of common stock and a warrant to purchase 0.5 of a share of common stock, at $20.00 per unit, and (ii) 500,000 shares of common stock at $20.00 per share to certain affiliates of Angelo, Gordon. The warrants have an exercise price of $20.50 and are exercisable during the seven-year period commencing on June 29, 2011. Total proceeds from the private placements were $74.1 million.

The Company received proceeds of $16 million from the sale of the Additional Shares. At the completion of the offering, after giving effect to the partial exercise of the over-allotment option and the private placement, the Company has sold a total of 10,005,000 shares of common stock and raised approximately $198.1 million in net proceeds.

A copy of the press release issued by the Company in connection with this Item 8.01 is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 28, 2011, issued by AG Mortgage Investment Trust, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2011	AG MORTGAGE INVESTMENT TRUST, INC.

	By:	/S/ JONATHAN LIEBERMAN
Name: Jonathan Lieberman
Title: Chief Investment Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated July 28, 2011, issued by AG Mortgage Investment Trust, Inc.